Exhibit 4.20

The Progressive Corporation

Executive Deferred Compensation Plan

Time-Based Restricted Stock Deferral Agreement

THIS DEFERRAL AGREEMENT is entered into pursuant to the provisions of The Progressive Corporation Executive Deferred Compensation Plan (“Plan”). All capitalized terms in this Agreement shall have the meanings ascribed to them in the Plan.

1. Deferral Election. I hereby elect to defer receipt of all Time-Based Restricted Stock Awards granted to me in 2005 under The Progressive Corporation 2003 Incentive Plan. This election shall become effective as of the date the restrictions applicable to such Awards (or portion thereof) expire and shall not apply to any Award (or portion thereof) that fails to vest free of all restrictions.

2. Fixed Deferral Period. (The Plan gives you the option of electing a Fixed Deferral Period. If you elect a Fixed Deferral Period, the balance of your Deferral Account established pursuant to this Agreement will be distributed to you within 30 days after the end of the Fixed Deferral Period, or, if earlier, the date you die or incur a Termination of Employment or the date a Change in Control occurs. If you do not elect a Fixed Deferral Period, your Account will be distributed within 30 days after the earlier of the date you die or incur a Termination of Employment or the date a Change in Control occurs.) However, for certain executives, distributions due to Termination of Employment will not be made until six months after the employment termination date.

Please SELECT ONE of the following:

I elect a Fixed Deferral Period ending on                     .*

*	Must be a date at least 3 years after the end of the calendar year in which the Restricted Stock Award becomes fully vested. For example, if a Time-Based Restricted Stock Award vests in three equal installments in 2007, 2008 and 2009, you must select a date at least 3 years after the end of the calendar year in which the last installment vests (in this case, no earlier than January 1, 2013.)

OR

I do not wish to elect a Fixed Deferral Period                     .

3. Method of Distribution. I hereby elect that any distribution of the balance of the Deferral Account established pursuant to this Agreement made on account of Termination of Employment or expiration of a Fixed Deferral Period be paid as follows: (CHECK ONE)

Single lump sum payment

OR in

Three annual installments

Five annual installments

Ten annual installments

I understand that Plan distributions made on account for reasons other than Termination of Employment or expiration of a Fixed Deferral Period will be made in a single lump sum payment, unless the Plan provides otherwise. I understand that I may change the method of distribution elected above only if and to the extent permitted by the Plan.

4. Investment of Deferral Account. I understand that each amount credited to the Deferral Account established pursuant to this Agreement shall be deemed to be invested in The Company Stock Fund for six months and one day following the date that such amount is first credited to such Deferral Account. Thereafter, I understand that I may elect to have such amount deemed to be invested in one or more of the other Investment Funds available under the Plan (except to the extent that the Plan is amended to eliminate the option to choose those other Investment Funds). I also understand that these deemed investments are merely devices used to determine the amount payable to me under the Plan and do not provide me with any actual rights or interests in any particular funds, securities or property of the Company, any Affiliated Company or the Trust, in any stock of The Progressive Corporation or in any Investment Funds offered under the Plan. I also understand that my right to receive distributions under the Plan makes me a general creditor of the Company with no greater right or priority than any other general creditor of the Company.

5. Miscellaneous. I understand that this Agreement is subject to the terms, conditions and limitations of the Plan, as in effect from time to time, in all respects and that, except as expressly permitted by the Plan, all elections made in this Agreement are irrevocable. I acknowledge that I have received, read and understand the Plan Description dated December, 2004 relating to the Plan. I agree to accept as final and binding all decisions and interpretations of the Committee relating to the Plan, the Trust and this Agreement.

ALSO, I UNDERSTAND THAT THE PLAN IS LIKELY TO BE AMENDED IN SIGNIFICANT RESPECTS FOLLOWING MY EXECUTION OF THIS AGREEMENT. I AGREE TO BE BOUND BY ALL SUCH AMENDMENTS AND BY ANY CHANGES SUCH AMENDMENTS MAY REQUIRE IN THE TERMS AND CONDITIONS OF THIS AGREEMENT.

NAME OF ELIGIBLE EXECUTIVE:

DATE:

SSN:

Your electronic submission of this Election Form will create a date/time stamp and serve as your signature.

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